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                                   Exhibit 21

                          Subsidiaries of eSpeed, Inc.

Name                                      Place of Incorporation or Organization
----                                      --------------------------------------

eSpeed Securities, Inc.                   Delaware
eSpeed Government Securities, Inc.        Delaware
eSpeed Markets, Inc.                      Delaware
eSpeed International Limited              England and Wales
eSpeed (Australia) Pty Limited            New South Wales, Australia
eSpeed (Canada), Inc.                     Nova Scotia
eSpeed (Japan) Limited                    Japan
eSpeed (Hong Kong) Holdings I, Inc.       Delaware
eSpeed (Hong Kong) Holdings II, Inc.      Delaware
eSpeed (Hong Kong) Limited                Hong Kong
eSpeed, LLC                               Delaware
TreasuryConnect LLC                       Delaware